Exhibit 99.1

Vera Bradley Announces Fourth Quarter and Fiscal Year 2013 Results

•	Fourth quarter net revenues increased 21% to $162.6 million; Direct net revenues increased 27% and Indirect net revenues increased 11%.

•	Diluted EPS were $0.62 for the fourth quarter, compared to $0.50 for the same quarter of fiscal 2012, an increase of 24%.

•	Full year net revenues increased 17% to $541.1 million; Direct net revenues increased 30% and Indirect net revenues increased 6%.

•	Diluted EPS were $1.70 for fiscal 2013, compared to $1.43 for fiscal 2012, an increase of 19%.

FORT WAYNE, Ind., March 13, 2013 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fourth quarter and fiscal year, representing the 14-week and 53-week periods ended February 2, 2013. The Company reported net revenues of $162.6 million for the fourth quarter, compared to $134.5 million in the fourth quarter of fiscal 2012, an increase of $28.0 million, or 21%. Diluted earnings per share for the quarter were $0.62, an increase of 24% from diluted earnings per share in the fourth quarter of fiscal 2012. The 53rd week of fiscal 2013 contributed $4.9 million of net revenues and approximately $0.02 per diluted share to both the full year and fourth quarter of fiscal 2013.

“Fiscal 2013 represents another outstanding year for Vera Bradley, as reflected in our record-setting fourth quarter and full year results, particularly in the midst of a difficult consumer environment,” said Michael C. Ray, Very Bradley’s Chief Executive Officer. “Despite current headwinds, I feel confident in our team’s ability to deliver on our fiscal 2014 priorities. With our 30-year track record of success, we have a solid foundation and strategies in place to achieve our long-term growth objectives.”

Fourth Quarter Results

In the Direct segment, revenues increased 27% to $103.3 million, as a result of growth across all of our channels. In our stores, net revenues grew 31% during the quarter, due to the opening of 17 full-price and 3 outlet stores. E-commerce revenue grew 23% due primarily to continued growth in website traffic. Comparable store sales decreased 0.4%. Indirect revenues increased 11% to $59.2 million, primarily due to a strong sell-in of the winter collection and the addition of Dillard’s doors. Further, we shipped approximately $2.8 million in sales that we had anticipated would be received by our retail partners in the first quarter of fiscal 2014.

Gross profit for the quarter increased 24% to $94.1 million, resulting in gross margin of 57.9%, compared to 56.4% in the prior year. The fourth quarter increase in gross margin was due primarily to operational efficiencies, including leveraging our overhead costs on increased units that supported our sales growth, lower freight costs, and favorable channel mix driven by growth in full-price stores.

Total SG&A expense was $55.8 million for the fourth quarter, compared to $45.0 million in the prior year. SG&A as a percentage of net revenues was 34.3% for the fourth quarter, compared to 33.4% in the prior year, unfavorable by 90 basis points, primarily due to employee-related expenses and expenses to support the launch of Vera Bradley Baby.

Operating income increased 22% to $40.0 million, or 24.6% of net revenues, in the fourth quarter, compared to operating income of $32.7 million, or 24.3% of net revenues, in the fourth quarter of fiscal 2012.

The effective tax rate was 36.9% for the quarter, compared to 38.1% in the same quarter in the prior year. The effective tax rate reduction was primarily related to state tax credits associated with the distribution center expansion.

Net income for the fourth quarter increased 25% from the prior year to $25.1 million, or $0.62 per diluted share, compared to $20.1 million, or $0.50 per diluted share in the same period of the prior year.

Fiscal Year 2013 Results

For the fiscal year ended February 2, 2013, net revenues increased 17% to $541.1 million, from $460.8 million for fiscal 2012. By segment, Direct revenues increased 30% to $292.6 million, with comparable store sales increasing 3.4%, and Indirect revenues increased 6% to $248.6 million.

Operating income for fiscal 2013 increased to $110.1 million, or 20.4% of net revenues, compared to $96.2 million, or 20.9% of net revenues in the prior year.

The effective tax rate for fiscal 2013 was 37.1% compared to 39.0% for the prior year. The effective tax rate reduction was primarily related to state tax credits associated with the completion of our distribution center expansion as well as other discrete items.

Net income for fiscal 2013 was $68.9 million, or $1.70 per diluted share, compared to $57.9 million, or $1.43 per diluted share, in fiscal 2012.

Cash flows from operations for fiscal 2013 were $51 million. This allowed the Company to reduce long-term debt by $10 million from the prior year and fund the completion of the $22 million distribution center expansion.

Outlook

For the first quarter of fiscal 2014, the Company expects net revenues to be in the range of $120 to $122 million and diluted earnings per share to be in the range of $0.20 to $0.22, based on diluted weighted-average shares outstanding of 40.6 million.

For full-year fiscal 2014, the Company expects net revenues to be in the range of $585 to $590 million and diluted earnings per share to be in the range of $1.83 to $1.88, based on diluted weighted-average shares outstanding of 40.7 million.

Call Information

A conference call to discuss fourth quarter and fiscal year 2013 results is scheduled for today, March 13, 2013, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until March 27, 2013. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 3941497.

About Vera Bradley, Inc.

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to “be colorful” with designs that reflect their personal style. As of February 2, 2013, Vera Bradley accessories can be found in 65 retail stores in the U.S., 11 outlet stores, approximately 3,400 specialty retailers and online at verabradley.com. Vera Bradley employs approximately 2,400 and the company’s fiscal 2013 sales were $541 million. The company’s commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

(260) 207-5183

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	February 2, 2013	January 28, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,603	$4,922
Accounts receivable, net	34,811	38,097
Inventories	131,562	106,967
Prepaid expenses and other current assets	11,016	8,343
Deferred income taxes	11,348	8,010

Total current assets	198,340	166,339
Property, plant, and equipment, net	77,211	52,312
Other assets	1,768	862

Total assets	$277,319	$219,513

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,854	$27,276
Accrued employment costs	14,162	15,738
Other accrued liabilities	16,531	15,297
Income taxes payable	7,094	1,705
Current portion of long-term debt	58	89

Total current liabilities	52,699	60,105
Long-term debt	15,037	25,095
Deferred income taxes	6,078	4,205
Other long-term liabilities	9,250	6,101

Total liabilities	83,064	95,506

Shareholders’ equity:
Additional paid-in-capital	75,675	73,590
Retained earnings	119,190	50,320
Accumulated other comprehensive (loss) income	(610)	97

Total shareholders’ equity	194,255	124,007

Total liabilities and shareholders’ equity	$277,319	$219,513

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

($ in thousands, except per share amounts)

	Fourteen Weeks Ended February 2, 2013	Thirteen Weeks Ended January 28, 2012	Fifty-Three Weeks Ended February 2, 2013	Fifty-Two Weeks Ended January 28, 2012
	(unaudited)		(unaudited)
Net revenues	$162,564	$134,515	$541,148	$460,843
Cost of sales	68,425	58,642	232,867	203,220

Gross profit	94,139	75,873	308,281	257,623
Selling, general, and administrative expenses	55,790	44,953	204,412	169,427
Other income	1,617	1,746	6,277	7,975

Operating income	39,966	32,666	110,146	96,171
Interest expense, net	163	214	679	1,147

Income before income taxes	39,803	32,452	109,467	95,024
Income tax expense	14,674	12,350	40,597	37,103

Net income	$25,129	$20,102	$68,870	$57,921

Basic weighted-average shares outstanding	40,563	40,507	40,536	40,507
Diluted weighted-average shares outstanding	40,595	40,555	40,571	40,542
Basic net income per share	$0.62	$0.50	$1.70	$1.43
Diluted net income per share	0.62	0.50	1.70	1.43

Vera Bradley, Inc.

Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Fiscal Year Ended
	February 2, 2013	January 28, 2012
	(unaudited)
Cash flows from operating activities
Net income	$68,870	$57,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	10,834	9,457
Provision for doubtful accounts	541	553
Loss on disposal of property, plant, and equipment	37	51
Stock-based compensation	2,763	1,591
Deferred income taxes	(1,405)	1,638
Changes in assets and liabilities:
Accounts receivable	2,745	(4,350)
Inventories	(25,088)	(10,199)
Other assets	(3,579)	137
Accounts payable	(12,423)	(2,736)
Income taxes payable	5,389	(8,305)
Accrued and other liabilities	2,808	5,758

Net cash provided by operating activities	51,492	51,516

Cash flows from investing activities
Purchases of property, plant, and equipment	(35,893)	(18,836)

Net cash used in investing activities	(35,893)	(18,836)

Cash flows from financing activities
Payments on financial-institution debt	(106,000)	(76,200)
Borrowings on financial-institution debt	96,000	34,450
Payments on vendor-financed debt	(89)	(83)
Shares surrendered for tax withholding	(738)	—
Other	—	76

Net cash used in financing activities	(10,827)	(41,757)

Effect of exchange rate changes on cash and cash equivalents	(91)	46

Increase (decrease) in cash and cash equivalents	$4,681	$(9,031)
Cash and cash equivalents, beginning of period	4,922	13,953

Cash and cash equivalents, end of period	$9,603	$4,922

Supplemental disclosure of cash-flow information
Income taxes paid	$35,983	$43,850

Interest paid	$797	$956